Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 4, 2018

Relating to Preliminary Prospectus dated May 29, 2018

Relating to Registration Statement No. 333-224914

MeiraGTx Holdings plc

This free writing prospectus relates to the initial public offering of ordinary shares of MeiraGTx Holdings plc (the “Company”) and updates and supplements the preliminary prospectus dated May 29, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of ordinary shares (“Amendment No. 3”), which Amendment No. 3 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”).

A copy of the Updated Preliminary Prospectus is included in Amendment No. 3 to the Registration Statement and can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1735438/000119312518182614/d544323ds1a.htm

The Updated Preliminary Prospectus includes revisions indicating that the U.S. Food and Drug Administration has released its clinical hold on the Company’s IND for its Phase 1/2 clinical program for its product candidate targeting achromatopisa caused by mutations in the CNGB3 gene, AAV-CNGB3. In addition, the “Use of Proceeds” section in the Updated Preliminary Prospectus includes revisions to describe the stage of development the Company intends to achieve for each of its product candidates with the proceeds from the offering.

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The Company has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from: Bank of America Merrill Lynch, NC 1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com; or Evercore ISI, Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, telephone: 888-474-0200, email: ecm.prospectus@evercore.com.